             EFC BANCORP, INC. ANNOUNCES SECOND QUARTER 2005 RESULTS

         ELGIN, Ill., July 29--Barrett J. O'Connor, Chief Executive Officer of EFC Bancorp, Inc. (AMEX: EFC) (the "Company"), the holding company for EFS Bank (the "Bank"), reported net income for the Company for the three and six months ended June 30, 2005 of $1.8 million and $3.2 million, respectively, compared to $1.5 million and $3.5 million for the comparable prior year periods. For the three months ended June 30, 2005, basic and diluted earnings per share increased 8.3% and 11.8% to $0.39 and $0.38, respectively from $0.36 and $0.34 for the comparable prior year periods. In addition, for the six months ended June 30, 2005, basic and diluted earnings per share decreased 13.4% and 11.7% to $0.71 and $0.68, respectively from $0.82 and $0.77 for the comparable prior year periods.

         Total assets at June 30, 2005 were $1.036 billion, which represents an increase of $31.6 million, or 3.2%, compared to $1.004 billion at December 31, 2004. The increase in total assets was primarily the result of an increase in net loans receivable of $22.6 million, or 2.8%, to $830.4 million at June 30, 2005 from $807.8 million at December 31, 2004. This increase was the result of increases of $8.4 million in one-to-four family loans, $7.5 million in multi-family loans, $9.8 million in construction and land loans, and $2.9 million in home equity loans, the effect of which was partially offset by a $4.2 million decrease in commercial business loans and a $2.1 million decrease in commercial real estate loans. In addition, investment securities increased $3.8 million, or 4.1%, to $96.6 million at June 30, 2005 from $92.8 million at December 31, 2004, and cash and cash equivalents increased $4.5 million, or 14.7%, to $35.4 million at June 30, 2005 from $30.9 million at December 31, 2004. These increases were partially offset by a decrease in real estate held for development of $1.0 million, or 65.6% to $531,000 at June 30, 2005 from $1.5 million at December 31, 2004. The loan growth was funded by increases in deposits. Deposits increased $41.8 million, or 6.2%, to $712.8 million at June 30, 2005 from $671.0 million at December 31, 2004. Borrowed money, representing FHLB advances, decreased $18.0 million to $219.0 million at June 30, 2005 from $237.0 million at December 31, 2004.

         Stockholders' equity increased $3.7 million to $89.2 million at June 30, 2005 from $85.5 million at December 31, 2004. The increase in stockholders' equity was primarily the result of the Company's net income for the six months ended June 30, 2005 and an increase of $204,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio, which was partially offset by dividends paid. As of June 30, 2005, there were 4,818,669 shares of common stock outstanding, resulting in a book value of $18.51 per share.

         Net interest income before provision for loan losses increased by $712,000 or 12.2%, to $6.5 million for the three months ended June 30, 2005 and $960,000, or 8.1% to $12.8 million for the six months ended June 30, 2005 as compared to the respective prior year periods. These increases are due to increases in the average interest-earning assets of $88.9 million or 10.1% and $89.3 million or 10.2% for the three and six months ended June 30, 2005 as compared to the prior year periods. In addition, the average yield on interest-earning assets increased 31 basis points to 5.49% and 15 basis points to 5.43% for the three and six months ended June 30, 2005, respectively from 5.18% and 5.28% for the comparable prior year periods. The increases in average yield on interest earning assets are due to the overall increasing interest rate environment. In addition, average interest-bearing liabilities increased $85.8 million or 10.8% and $85.1 million or 10.8% for the three and six months ended June 30, 2005, respectively as compared to the prior year periods. The average cost of interest-bearing liabilities increased 28 basis points to 3.00% for the three months ended June 30, 2005 from 2.72% for the three months ended June 30, 2004 and 21 basis points to 2.95% for the six months ended June 30, 2005 from 2.74% for the six months ended June 30, 2004. The increase in cost of interest-bearing liabilities during 2005 was due to rising short-term interest rates during the last half of 2004 and early 2005. Interest rate spread increased 3 basis points to 2.49% for the three months ended June 30, 2005 from 2.46% for the three months ended June 30, 2004 and decreased 6 basis points to 2.48% for the six months ended June 30, 2005 from 2.54% for the six months ended June 30, 2004. In addition, net interest margin increased 6 basis points to 2.78% for the three months ended June 30, 2005 from 2.72% for the three months ended June 30, 2004 and decreased 5 basis points to 2.76% for the six months ended June 30, 2005 from 2.81% for the six months ended June 30, 2004. Management continues to monitor the net interest margin. The average yields, costs and spreads are reported on a tax equivalent basis.

         The provision for loan losses increased $35,000 to $225,000 for the three months ended June 30, 2005 and $105,000 to $445,000 for the six months ended June 30, 2005, as compared to the prior year periods. The increase in the provision for loan losses is primarily due to an increase in non single-family type loans and the inherent risk in the commercial loan portfolio. Other loans increased $74.0 million and $84.8 million for the three and six months ended June 30, 2005, respectively compared to the prior year periods.

         Noninterest income increased $236,000, or 16.1%, to $1.7 million for the three months ended June 30, 2005 from the prior year period. The increase is primarily due to increases of $132,000 in service fees, $110,000 in insurance and brokerage commissions, $13,000 in gain on sale of loans and $15,000 in gain on sale of property. The increases were partially offset by a decrease of $19,000 in revenues generated by Computer Dynamics Group, Inc. ("CDGI"). The gain on sale of property for the three months ended June 30, 2005 totaled $15,000 and is related to the sale of a single-family house located in a subdivision developed by the Bank's wholly-owned subsidiary EFS Service Corporation and the decrease in income generated by CDGI is largely due to a decrease in sales due to a weaker demand for CDGI's services. In addition, noninterest income decreased $91,000, or 3.0% to $3.0 million for the six months ended June 30, 2005 from the prior year period. The decrease is due to decreases of $167,000 in gain on sale of loans, $98,000 in gain on sale of property, $52,000 in revenues generated by CDGI and $40,000 in gain on sale of securities. These decreases were partially offset by increases of $293,000 in service fees and $42,000 in insurance and brokerage fees.

         Noninterest expense increased by $466,000, or 9.3%, to $5.5 million for the three months ended June 30, 2005 over the comparable period in 2004. This increase is primarily due to increases of $371,000 in compensation and benefits, $49,000 in office building operations and $39,000 relating to professional audit and outsourced internal audit fees. These increases were partially offset by a decrease of $53,000 in advertising expenses. Noninterest expense increased $1.2 million, or 12.1%, to $10.9 million for the six months ended June 30, 2005 over the comparable period in 2004. This increase is primarily due to increases of $840,000 in compensation and benefits, $122,000 in office building operations resulting from the costs related to a new branch office placed in service in September 2004, and $76,000 relating to professional audit and outsourced internal audit fees. The increase in these audit fees is directly related to the Company's intended compliance with Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ending December 31, 2005. The increase in compensation and benefits is primarily due to a combination of annual salary increases and the addition of staff. The additional staff is related to the new branch office opened in 2004 and the expansion of the commercial loan department.

         On June 30, 2005, it was announced that MAF Bancorp, Inc. ("MAF") agreed to acquire the Company in a cash and stock transaction valued at approximately $177.5 million. The transaction is subject to customary closing conditions, regulatory approvals and the approval of the Company's stockholders. The companies currently expect the transaction to close in January 2006. In connection with the merger, the Company's subsidiary EFS Bank, will be merged with Mid America Bank, a wholly-owned subsidiary of MAF.

         On June 21, 2005, the Company announced a quarterly dividend $0.1625. Payment of the cash dividend was made on July 12, 2005 to shareholders of record on June 30, 2005.

         On July 28, 2005 the Company's stock price closed at $34.80 per share on the American Stock Exchange. The Company's dividend yield totaled 1.87%.

         EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois, with $1.0 billion in assets. Its primary subsidiary, EFS Bank, a state chartered financial institution, maintains nine full service offices in Elgin and surrounding communities.

         For further information about the Company and the Bank visit them on the world wide web at www.efcbancorp.com and www.efsbank.com, respectively.
                      ------------------     ---------------

         EFC Bancorp, Inc. common stock is traded on the American Stock Exchange under the symbol "EFC".

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

NOTE: The following notice is included to meet certain legal requirements.

         MAF Bancorp, Inc. will be filing a registration statement containing a proxy statement/prospectus and other documents regarding the proposed transaction with the Securities and Exchange Commission. EFC BANCORP, INC. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT MAF BANCORP, INC. AND EFC BANCORP, INC., AND THE PROPOSED TRANSACTION. When available, copies of this proxy statement/prospectus will be mailed to EFC Bancorp, Inc. shareholders, and it and other documents filed by MAF Bancorp, Inc. or EFC Bancorp, Inc. with the SEC may be obtained free of charge at the SEC's web site at http://www.sec.gov, or by directing a request to MAF Bancorp, Inc. at 55th
   ------------------
Street & Holmes Avenue, Clarendon Hills, IL 60514 or EFC Bancorp, Inc. at 1695 Larkin Avenue, Elgin, IL 60123.

         EFC Bancorp, Inc. and its directors, executive officers and certain other members of management and employees may be soliciting proxies from their stockholders in favor of the proposed merger. Information regarding such persons who may, under the rules of the SEC, be considered to be participants in the solicitation of EFC Bancorp, Inc.'s stockholders in connection with the proposed merger is set forth in EFC Bancorp, Inc.'s proxy statement filed with the SEC on March 17, 2005 relating to its annual meeting of stockholders held April 19, 2005. Additional information will be set forth in the proxy statement/prospectus when it is filed with the SEC.


PRESS RELEASE DATA
------------------
EFC BANCORP, INC.
AND SUBSIDIARIES

Selected consolidated financial data,
     operating data and selected ratios (Unaudited)
===============================================================================================================================
                                                                                  June 30,        March 31,     December 31,
                                                                                    2005            2005            2004
-------------------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS):
  Total assets                                                                  $ 1,035,520       1,011,546       1,003,915
  Loans receivable, net                                                             830,358         819,126         807,834
  Investment securities available-for-sale                                           96,604          99,483          92,847
  Mortgage-backed securities available-for-sale                                      10,200          11,137           9,977
  Deposits                                                                          712,809         689,587         671,036
  FHLB Advances                                                                     219,000         220,000         237,000
  Stockholders' equity                                                               89,188          86,112          85,535
  Non-performing assets                                                               2,869           2,938           2,930
  Non-performing loans                                                                2,869           2,938           2,930
  Allowance for loan losses                                                           4,881           4,716           4,496
-------------------------------------------------------------------------------------------------------------------------------

SELECTED RATIOS:
  Total equity to total assets                                                         8.61%           8.51%           8.52%
  Allowance for loan losses as a % of nonperforming loans                            170.13%         160.52%         153.45%
  Allowance for loan losses as a % of loans, net                                       0.59%           0.58%           0.56%
  Book value per share                                                          $     18.51           17.98           18.03
  Market value per share                                                              33.99           25.55           26.05
  Dividends per share (for the quarter ended)                                        0.1625          0.1625          0.1625
===============================================================================================================================

                                                                     Three months ended               Six months ended
                                                                          June 30,                        June 30,
                                                               ----------------------------------------------------------------
                                                                        2005            2004            2005            2004
                                                               ----------------------------------------------------------------
SELECTED CONSOLIDATED OPERATING DATA
  (IN THOUSANDS, EXCEPT PER SHARE DATA):
  Interest income                                                       13,139          11,233          25,684          22,679
  Interest expense                                                       6,605           5,411          12,844          10,799
                                                               ----------------------------------------------------------------
    Net interest income before provision for loan losses                 6,534           5,822          12,840          11,880
  Provision for loan losses                                                225             190             445             340
                                                               ----------------------------------------------------------------
    Net interest income after provision for loan losses                  6,309           5,632          12,395          11,540
  Noninterest income                                                     1,696           1,461           2,986           3,077
  Noninterest expense                                                    5,466           5,001          10,913           9,737
                                                               ----------------------------------------------------------------
    Income before income tax expense and minority interest               2,539           2,092           4,468           4,880
  Income tax expense                                                       767             553           1,284           1,377
                                                               ----------------------------------------------------------------
    Income before minority interest                                      1,772           1,539           3,184           3,503
  Minority interest                                                        -                 4             -                10
                                                               ----------------------------------------------------------------
    Net income                                                           1,772           1,543           3,184           3,513
                                                               ================================================================

  Earnings per share - basic                                              0.39            0.36            0.71            0.82
  Earnings per share - diluted                                            0.38            0.34            0.68            0.77
-------------------------------------------------------------------------------------------------------------------------------

                                                                     Three months ended               Six months ended
                                                                          June 30,                        June 30,
                                                               ----------------------------------------------------------------
                                                                    2005            2004            2005            2004
                                                               ----------------------------------------------------------------
SELECTED RATIOS:
  Return on average assets (1)                                         0.68%           0.66%           0.62%           0.76%
  Return on average equity (1)                                         8.09%           7.62%           7.32%           8.74%
  Noninterest expense to average total assets (1)                      2.11%           2.13%           2.13%           2.10%
  Efficiency ratio (3)                                                 66.4%           68.7%           69.0%           65.1%

  Tax equivalent net interest margin:
  Interest income as stated                                    $     13,139          11,233     $    25,684          22,679
  Add: Tax equivalent adjustment - investments (2)                      207             192             426             381
           Tax equivalent adjustment - loans (2)                          3               -               3               2
                                                               ------------        --------     -----------        --------
  Tax equivalent interest income                               $     13,349          11,425     $    26,113          23,062
                                                               ============        ========     ===========        ========

  Net interest margin without tax adjustment (1)                       2.69%           2.64%           2.67%           2.72%
  Net interest margin - tax equivalent (1)(2)                          2.78%           2.72%           2.76%           2.81%
  Yield on interest-earning assets without tax adjustment (1)          5.41%           5.09%           5.34%           5.19%
  Yield on interest-earning assets  - tax equivalent (1)(2)            5.49%           5.18%           5.43%           5.28%
  Yield on interest-bearing liabilities (1)                            3.00%           2.72%           2.95%           2.74%
  Interest rate spread without tax adjustment (1)                      2.41%           2.37%           2.39%           2.45%
  Interest rate spread  - tax equivalent (1)(2)                        2.49%           2.46%           2.48%           2.54%


SELECTED CONSOLIDATED AVERAGE BALANCE DATA (IN THOUSANDS):
                                                                     Three months ended               Six months ended
                                                                          June 30,                        June 30,
                                                               ----------------------------------------------------------------
                                                                    2005            2004            2005            2004
                                                               ----------------------------------------------------------------

  Total assets                                                 $  1,037,388         939,669     $ 1,025,901         926,544
  Mortgage receivable, net                                          569,734         563,913         566,720         566,925
  Other loans, net                                                  261,370         187,406         255,858         171,042
  Total deposits                                                    655,868         591,749         643,462         584,867
  Borrowings                                                        225,333         203,667         228,667         202,183
  Stockholders' equity                                               87,621          80,929          86,948          80,421

  (1) Annualized.
  (2) This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 34.0%.
  (3) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income before provision of loan losses and noninterest income.
===============================================================================================================================